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                                                                   Exhibit 10.6

Dr. Robert C. Varney                                           November 13, 1996
2024 Upper Lake Dr.
Reston, Va. 22091

Dear Dr. Varney:

     Pursuant to events which have occurred since the time of your subscription agreements dated July 10, 1996 for $125,000 and September 26, 1996 for $76,000, most specifically, the signing of a letter of intent with an underwriter toward an Initial Public Offering, your concurrence is sought below to the following changes in the Note and Warrants, therein subscribed:

     Given the extensive expense the Company anticipates in operations and in preparation of a potential IPO, your concurrence is requested to extend the maturity date of the Note dated July 10, 1996 from January 10, 1997 to July 10, 1997 or earlier, at the Company's discretion. We also request that the maturity date of your Note dated September 26, 1996 be extended from February 8, 1997 to September 26, 1997, or earlier, at the Company's discretion. Interest on these Notes will continue to accrue at 9.75% over the extended period.

     Warrant No. W-Jl0V which describes the warrants that you are entitled to for the value received in the Note dated July 10, 1996 is herein adjusted in recognition of this extension. An additional 2,604 membership units in DIDAX ON-LINE L.C. will be added to the original total of 15,625 membership units, for each month the Note is outstanding during the extension period. Warrant No. W-S26V which describes the warrants that you are entitled to for the value received in the Note dated September 26, 1996 is also herein adjusted in recognition of this extension. An additional 1,583 membership units in DIDAX ON-LINE L.C. will be added to the original total of 9,500 membership units, for each month the Note is outstanding during the extension period. These additional warrants will be exercisable under the same terms of the original warrants. Upon or prior to the successful completion of an IPO, the LLC will be reorganized in a series of nontaxable reorganizations, the result of which shall convert the LLC to a newly organized C corporation meaning in turn that equity interest in the surviving Company will be represented by shares of common stock rather than membership units. The IPO will, thusly entail the distribution of Shares and not membership units.

     Finally, in Section 1.1.1(c) of the Warrant documents described above, which defines the term "Qualified Public Offering", is removed in completion and replaced with the following:

     The term "Qualified Public Offering" shall mean the closing of an underwritten public offering pursuant to an effective registration statement on Form S1 or successor form under the Securities Act covering the offering and sale of Common Stock for the account of the Company.


             4501 Daly Drive, Suite 103 - Chantilly, Virginia 20151
                   Phone: (703) 968-4808 - Fax: (703) 968-4819
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     You are also herein advised that this private placement offering was closed without meeting the originally desired funding of $3,000,000. The total amount received was $623,000, as of October 30, 1996, the closing date of the offering.

     Please indicate your concurrence with these changes in the space provided below, and with your signature, it is also understood that you are willing to allow DIDAX ON-LINE L.C. to retain your Note under the conditions so specified in this memorandum, with full knowledge that the funding level requested in the private placement was not received. Your flexibility in this regard is appreciated.



Sincerely,

/s/ Gary A. Struzik
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Gary A. Struzik
Vice President Finance

                                          Concur,


                                          /s/ R.C. Varney             19 Nov '96
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                                          Dr. Robert C. Varney        Date